Exhibit 99.1

Nurix Therapeutics Reports Third Quarter Fiscal 2021 Financial Results and Provides a Corporate Update

Initiated Phase 1 trial of lead CBL-B E3 ligase inhibitor program NX-1607 in patients with cancer

Expanded Board of Directors with experienced business leaders

Strong financial position with $465.4 million as of August 31, 2021

San Francisco, CA, October 14, 2021 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a biopharmaceutical company developing targeted protein modulation drugs, today reported financial results for the third quarter ended August 31, 2021 and provided a corporate update.

“With the recent initiation of a Phase 1 trial for our lead E3 ligase inhibitor program NX-1607, we now have two wholly owned drug candidates in clinical development, both potentially addressing significant unmet needs in hematology and oncology,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “The remainder of 2021 promises to be an exciting time for Nurix as we prepare to deliver on our ambitious goal of initiating Phase 1 trials for two additional wholly owned and internally developed drug candidates.”

Recent Business Highlights

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Advanced NX-1607 into Phase 1 Clinical Development: Nurix initiated its Phase 1a/1b study to evaluate orally dosed small molecule NX-1607, a Casitas B-lineage lymphoma proto-oncogene (CBL-B) inhibitor at clinical sites in the United Kingdom. The multicenter, open-label Phase 1 dose escalation and expansion trial will evaluate the safety and tolerability of NX-1607 in adults with a variety of oncology indications.

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Expanded the Board of Directors with Experienced Business Leaders: Nurix announced the appointments of Judith A. Reinsdorf and Paul M. Silva to its board of directors, effective October 1, 2021. Ms. Reinsdorf is the former executive vice president and general counsel of Johnson Controls International, and Mr. Silva is the former senior vice president, chief accounting officer at Vertex Pharmaceuticals Incorporated. Nurix previously announced the appointment of Clay Siegall, Ph.D., to its board, effective May 28, 2021. Dr. Siegall is the co-founder of Seagen Inc. (formerly Seattle Genetics, Inc.) and serves as its president, chief executive officer and chairman of the board.

Upcoming Program Highlights*

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NX-2127: Nurix’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally bioavailable degrader of BTK with immunomodulatory drug (IMiD) activity for the treatment of relapsed or refractory B-cell malignancies. Nurix is conducting its Phase 1 clinical trial of NX-2127 at multiple clinical sites. Initial pharmacokinetic (PK) and pharmacodynamic (PD) data from the dose escalation portion of the trial is anticipated by year-end 2021. Additional information on the clinical trial can be accessed at ClinicalTrials.gov (NCT04830137).

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NX-1607: Nurix’s lead drug candidate from its E3 ligase inhibitor portfolio, NX-1607, is an orally bioavailable inhibitor of CBL-B for immuno-oncology indications. Nurix recently initiated the dose escalation portion of its ongoing Phase 1 trial.

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NX-5948: Nurix’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally bioavailable BTK degrader designed without IMiD activity for certain B-cell malignancies and autoimmune diseases. Nurix anticipates initiating a Phase 1 trial for NX-5948 in patients with hematologic malignancies in the second half of 2021 and is planning for the potential expansion of indications into selected autoimmune diseases in 2022.

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DeTIL-0255: Nurix’s lead candidate in its cellular therapy portfolio, DeTIL-0255, is a drug-enhanced adoptive cellular therapy. Nurix anticipates initiating a Phase 1 trial for DeTIL-0255 in the second half of 2021.

* Expected timing of events throughout the press release are based on calendar year quarters.

Fiscal Third Quarter 2021 Financial Highlights

Collaboration revenue for the three months ended August 31, 2021 was $10.3 million compared to $4.1 million for the three months ended August 31, 2020. The increase was due to the continued scale up of internal resources and external spending for our collaborations with Sanofi and Gilead as compared to the prior period, resulting in a higher percentage of completion in the current period. The increase was also due to partial revenue recognized during the three months ended August 31, 2021 for the achievement of certain preclinical milestones under our collaborations with Gilead and Sanofi.

Research and development expenses for the three months ended August 31, 2021 were $30.9 million compared to $18.9 million for the three months ended August 31, 2020. The increase was primarily related to an increase of $4.1 million in compensation and related personnel costs attributable to an increase in headcount. There was also an increase of $1.6 million in non-cash stock-based compensation expense. In addition, there was an increase of $1.9 million in supplies and contract research and an increase of $1.8 million in preclinical activities and contract manufacturing attributable to increases in our preclinical development activities and drug discovery research and an increase of $1.5 million in clinical costs due to ongoing clinical trial startup and patient enrollment.

General and administrative expenses for the three months ended August 31, 2021 were $8.3 million compared to $4.3 million for the three months ended August 31, 2020. The increase was primarily related to an increase of $1.2 million in compensation related expenses attributable to a higher headcount and an increase of $1.6 million in non-cash stock-based compensation expense. There was also an increase of $0.9 million in consultant and other professional service expenses primarily related to becoming a public company.

Net loss for the three months ended August 31, 2021 was $28.8 million, or ($0.65) per share, compared to a net loss of $18.5 million for the three months ended August 31, 2020, or ($1.09) per share.

Cash, Cash Equivalents and Investments: As of August 31, 2021, Nurix had cash, cash equivalents and investments of $465.4 million compared to $372.0 million as of November 30, 2020. The increase was primarily attributable to the net proceeds of $150.2 million from Nurix’s follow-on offering in March 2021.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a biopharmaceutical company focused on the discovery, development, and commercialization of small molecule therapies designed to modulate cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging Nurix’s extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For more information, please visit http://www.nurix.com.

Forward Looking Statement

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding our future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters; our current and prospective drug candidates; the planned timing and conduct of our clinical trial programs for our drug candidates, preclinical activities, research and development costs, current and prospective collaborations; the potential advantages of our DELigase™ platform and drug candidates; the extent to which our scientific approach and DELigase™ platform may potentially address a broad range of diseases; the estimated size of the market for our drug candidates; and the timing and success of our development and commercialization of our anticipated drug candidates. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, future plans and strategies, its development plans, its preclinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of preclinical and clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the impact of the COVID-19 pandemic on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) Nurix’s ability to protect intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2021, Nurix’s Quarterly Report on Form 10-Q filed with the SEC on October 14, 2021, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investors:	Media:
Jason Kantor, Ph.D.	Elizabeth Wolffe, Ph.D.
Nurix Therapeutics, Inc.	Wheelhouse Life Science Advisors
jkantor@nurixtx.com	lwolffe@wheelhouselsa.com

Nurix Therapeutics, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2021	2020	2021	2020
Collaboration revenue	$10,252	$4,085	$22,354	$11,131
Operating expenses:
Research and development	30,906	18,939	79,903	46,049
General and administrative	8,343	4,338	22,384	10,057
Total operating expenses	39,249	23,277	102,287	56,106
Loss from operations	(28,997)	(19,192)	(79,933)	(44,975)
Interest and other income, net	39	675	528	1,071
Loss before income taxes	(28,958)	(18,517)	(79,405)	(43,904)
Provision (benefit) for income taxes	(123)	—	87	(20,576)
Net loss	$(28,835)	$(18,517)	$(79,492)	$(23,328)
Net loss per share attributable to common stockholders, basic and diluted	$(0.65)	$(1.09)	$(1.88)	$(2.90)
Weighted-average number of shares outstanding, basic and diluted	44,374,389	16,937,934	42,344,420	8,052,905

Nurix Therapeutics, Inc.
Condensed consolidated balance sheets
(in thousands)
(unaudited)

	August 31	November 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$147,440	$119,356
Short-term investments	196,458	161,792
Contract assets	5,000	7,500
Income tax receivable	204	3,846
Prepaid expenses and other current assets	9,343	5,940
Total current assets	358,445	298,434
Long-term investments	121,480	90,890
Property and equipment, net	9,569	6,672
Restricted cash	286	170
Other assets	3,294	177
Total assets	$493,074	$396,343
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,861	$3,412
Accrued and other current liabilities	11,569	8,328
Deferred revenue, current	35,250	32,799
Total current liabilities	50,680	44,539
Deferred revenue, net of current portion	66,381	60,685
Other long-term liabilities	796	850
Total liabilities	117,857	106,074
Stockholders’ equity:
Common stock	45	39
Additional paid-in-capital	558,421	393,841
Accumulated other comprehensive income (loss)	(59)	87
Accumulated deficit	(183,190)	(103,698)
Total stockholders’ equity	375,217	290,269
Total liabilities and stockholders’ equity	$493,074	$396,343